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                                                                   Exhibit 10.39

                               PURCHASE AGREEMENT

                                     BETWEEN

                               NOM ENTERPRISE, LLC

                                    AS SELLER

                                       AND

                                  SERIES C, LLC
                               AND/OR ITS NOMINEE

                                    AS BUYER

                                OCTOBER 25, 2005

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                   PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS

DATED: Dated to be effective as of October 25, 2005 (the "Effective Date").

PARTIES: This Purchase Agreement is between NOM ENTERPRISE, LLC, as "Seller", and SERIES C, LLC, and/or its Nominee, as "Buyer".

                                    RECITALS:

     A. As of the Effective Date, Seller is the fee title owner of that certain improved property located at the intersection of U.S. Highway 84 and Alabama Highway 248 (a/k/a Glover Avenue), in Enterprise, Alabama, as legally described on Exhibit A attached hereto (the "Real Property").

     B. As of the Effective Date, the Real Property is improved with a building containing approximately 14,564 square feet, or will be so improved prior to COE (the "Building"), which Building is leased to Rite Aid Corporation ("Tenant") in accordance with a written lease (the "Lease"), or will be so leased prior to COE. The Real Property, the Building, the improvements to the Real Property (the "Improvements"), the personal property, if any, of Seller located on the Real Property and Seller's interest in the Lease and all rents issued and profits due or to become due thereunder are hereinafter collectively referred to as the "Property."

     C. Buyer desires to purchase the Property from Seller and Seller desires to sell the Property to Buyer free and clear of all liens, all as more particularly set forth in this Purchase Agreement (the "Agreement").

                                   AGREEMENTS:

     NOW THEREFORE, in consideration of the promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer (the "Parties" or a "Party") hereby agree as follows:

     1. INCORPORATION OF RECITALS. All of the foregoing Recitals are hereby incorporated as agreements of the Parties.

     2. BINDING AGREEMENT. This Agreement constitutes a binding agreement between Seller and Buyer for the sale and purchase of the Property subject to the terms set forth in this Agreement. Subject to the limitations set forth in this Agreement, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. This Agreement supersedes all other written or verbal agreements between the Parties concerning the transaction embodied in this Agreement. No claim of waiver or modification concerning the provision of this Agreement shall be made against a Party unless based upon a written instrument signed by such Party.

     3. INCLUSIONS IN PROPERTY.

          3.1 The Property. The term "Property" shall also include the following:

               (i) all tenements, hereditaments and appurtenances pertaining to the Real Property;

               (ii) all mineral, water and irrigation rights, if any, running with or otherwise pertaining to the Real Property;

               (iii) all interest, if any, of Seller in any road adjoining the Real Property, to the center line thereof;

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               (iv) all interest, if any, of Seller in any award made or to be made or settlement in lieu thereof for damage to the Property by reason of condemnation, eminent domain or exercise of police power;

               (v) all of Seller's interest in the Building, the Improvements and any other improvements and fixtures on the Real Property;

               (vi) all of Seller's interest in any equipment, machinery and personal property on or used in connection with the Real Property (the "Personalty");

               (vii) the Lease and security deposit, if any, now or hereafter due thereunder; and

               (viii) all of Seller's interest, to the extent transferable, in all permits and licenses (the "Permits"), warranties (specifically including, without limitation, the general contractor's one-year construction warranty with respect to construction of the Building and other Improvements on the Real Property and any warranty related to the roof of the Building), contractual rights and intangibles (including rights to the name of the improvements, subject to any required approvals, as well as architectural/engineering plans) with respect to the operation, maintenance, repair or improvement of the Property (the "Contracts").

          3.2 The Transfer Documents. Except for the Personalty which shall be transferred by that certain bill of sale from Seller to Buyer, a specimen of which is attached hereto as Exhibit B (the "Bill of Sale"), the Lease which is to be transferred by that certain assignment of lease, a specimen of which is attached hereto as Exhibit C (the "Assignment of Lease"), and the Permits and Contracts which are to be transferred by that certain assignment agreement, a specimen of which is attached hereto as Exhibit D (the "Assignment Agreement"), all components of the Property shall be transferred and conveyed by execution and delivery of Seller's special warranty deed, a specimen of which is attached hereto as Exhibit E (the "Deed"). The Bill of Sale, the Assignment of Lease, the Assignment Agreement and the Deed are hereinafter collectively referred to as the "Transfer Documents".

     4. PURCHASE PRICE. The price to be paid by Buyer to Seller for the Property is THREE MILLION SEVEN HUNDRED FOURTEEN THOUSAND and NO/100 DOLLARS ($3,714,000.00) (the "Purchase Price"), payable as follows:

          (i) One Hundred Thousand and No/100 Dollars ($100,000.00) earnest money (the "Earnest Money Deposit") to be deposited in escrow with Fidelity National Title Insurance Company, 40 North Central Avenue, Suite 2850, Phoenix, Arizona 85004, Attention: Ms. Mary Garcia ("Escrow Agent") not later than five
(5) business days following the receipt by Escrow Agent of a fully-executed original of this Agreement (said receipt by Escrow Agent of both a fully-executed original of this Agreement and the Earnest Money Deposit, the "Opening of Escrow"), which Earnest Money Deposit is to be held by Escrow Agent until released to Seller or Buyer as provided herein or paid to Seller at close of escrow ("COE"); and

          (ii) the balance in additional cash, or other immediately available funds (as may be increased or decreased by such sums as are required to take into account any additional deposits, prorations, credits, or other adjustments required by this Agreement), to be deposited in escrow with Escrow Agent on or before COE (the "Additional Funds") which is to be held by Escrow Agent until cancellation of this Agreement as provided herein or paid to Seller at COE.

     5. DISPOSITION OF EARNEST MONEY DEPOSIT Seller and Buyer hereby instruct Escrow Agent to place the Earnest Money Deposit in a federally insured interest-bearing passbook account on behalf of Seller and Buyer. The Earnest Money Deposit and interest thereon shall be applied as follows:

          (i) if Buyer cancels this Agreement as Buyer is so entitled to do as provided in this Agreement, the Earnest Money Deposit and all interest earned to the effective date of withdrawal shall be paid immediately to Buyer;

          (ii) if the Earnest Money Deposit is forfeited by Buyer pursuant to this Agreement, such Earnest Money Deposit and all interest earned to the date of withdrawal shall be paid to Seller as Seller's agreed and

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total liquidated damages, it being acknowledged and agreed that it would be difficult or impossible to determine Seller's exact damages; and

          (iii) if escrow closes, the Earnest Money Deposit and all interest earned to COE shall be credited to Buyer, automatically applied against the Purchase Price and paid to Seller at COE.

     6. PRELIMINARY TITLE REPORT AND OBJECTIONS. Within two (2) days after the Opening of Escrow, Seller shall order from Escrow Agent a current Preliminary Title Report (the "Report") for an ALTA extended coverage title insurance policy (the "Owner's Policy") on the Property to Buyer and Seller. The Report shall show the status of title to the Property as of the date of the Report and shall also describe the requirements of Escrow Agent for the issuance of the Owner's Policy as described herein. The cost of standard coverage under the Owner's Policy shall be paid by the Seller. Any additional costs for endorsements required by Buyer (specifically excluding all endorsements obtained by Seller to cure one or more title matters objectionable to Buyer) and any additional costs for extended coverage under the Owner's Policy shall be paid by Buyer. In addition to the Report, Escrow Agent shall simultaneously deliver to Buyer legible copies of all documents identified in Part Two of Schedule B of the Report. If Buyer is dissatisfied with any exception to title as shown in the Report, then Buyer may either, by giving written notice thereof to Escrow Agent
(i) on or before expiration of the Study Period (as defined below) or (ii) ten
(10) days from Buyer's receipt of the Report, whichever is later, (a) cancel this Agreement, whereupon the Earnest Money Deposit plus interest shall be returned to Buyer together with all documents deposited in escrow by Buyer, or
(b) provisionally accept the title subject to Seller's agreement to cause the removal of any disapproved exceptions or objections, in which case Seller shall (at its sole cost) remove the exceptions or objections (or, if acceptable to Buyer, obtain title insurance endorsements over the exceptions and objections) before COE. Seller shall notify Buyer in writing within five (5) days after receiving Buyer's written notice of disapproval of any exception, if Seller does not intend to remove (or endorse over) any such exception and/or objection. Seller's lack of response shall be deemed as Seller's refusal to remove any of the objectionable exceptions (or obtain title insurance endorsements over said exceptions and objections) prior to COE. In the event the Report is amended to include new exceptions that are not set forth in a prior Report, Buyer shall have until the later of (i) the expiration of the Study Period, or (ii) the date seven (7) days after Buyer's receipt of the amended Report and copies of the documents identified in the new exceptions or new requirements, within which to cancel this Agreement and receive a refund of the Earnest Money Deposit plus interest or to provisionally accept the title subject to Seller's agreement to cause the removal of any disapproved exceptions or objections. If Seller serves notice to Buyer that Seller does not intend to remove such exceptions and objections before COE, Buyer shall, within ten (10) days thereafter, notify Seller and Escrow Agent in writing of Buyer's election to either (i) terminate this Agreement, whereupon the Earnest Money Deposit plus interest shall be returned to Buyer and all obligations shall terminate, or (ii) Buyer may waive such objections and the transaction shall close as scheduled. If written notice of dissatisfaction is not timely given by Buyer to Seller pursuant to this
Article 6, then Buyer shall be deemed to have approved of the condition of the title of the Property as shown by the Report.

     7. BUYER'S STUDY PERIOD.

          7.1 The Study Period. Buyer shall have until the later of 5:00 p.m. MST on (i) the thirtieth (30th) day after the Opening of Escrow, (ii) thirty
(30) days from Buyer's receipt of all deliveries of Seller's Diligence Materials (as hereinafter defined), (iii) that day which is ten (10) days from Buyer's receipt of the Report and legible copies of all documents identified in Part Two of Schedule B of the Report, or (iv) that day which is ten (10) days from Buyer's receipt of the Survey (as hereinafter defined) (the "Study Period"), at Buyer's sole cost, within which to conduct and approve any investigations, studies or tests deemed necessary by Buyer, in Buyer's sole discretion, to determine the feasibility of acquiring the Property, including, without limitation, Buyer's right to: (i) review and approve the Survey, the Lease, Seller's operating statements with respect to the Property, and the Contracts;
(ii) subject to advance notice to Seller and Tenant, meet and confer with Tenant; and, (iii) obtain, review and approve an environmental study of the Real Property and Building (collectively, "Buyer's Diligence").

          7.2 Right of Entry. Subject to the prior rights of the Tenant of the Property, Seller hereby grants to Buyer and Buyer's agents, employees and/or contractors the right to enter upon the Property, at any time or times during the Study Period, to conduct Buyer's Diligence. In consideration therefor, Buyer shall and does hereby agree to indemnify and hold Seller harmless from any and all liabilities, claims, losses or damages, including, but

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not limited to, court costs and attorneys' fees, which may be incurred by Seller as a direct result of Buyer's Diligence. Buyer's indemnity and hold harmless obligation shall survive cancellation of this Agreement or COE.

          7.3 Cancellation. Unless Buyer so notifies Seller or Escrow Agent, in writing, on or before the end of the Study Period of Buyer's acceptance of Buyer's Diligence and waiver of the contingencies as set forth in this Article 7, this Agreement shall be canceled and the Earnest Money Deposit plus interest shall be returned immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement.

     8. DELIVERY OF SELLER'S DILIGENCE MATERIALS.

          8.1 Deliveries to Buyer. Seller agrees to deliver to Buyer contemporaneously with the Opening of Escrow all information in Seller's possession or control relating to the leasing, operating, maintenance, repair, zoning (including any zoning verification letters), platting, engineering, soil tests, water tests, environmental tests, construction (including the Certificate of Occupancy for the Property), master planning, architectural drawings and like matters regarding the Property (collectively, "Seller's Diligence Materials"), all at no cost to Buyer. The foregoing deliveries shall include those items listed on the attached Exhibit F.

          8.2 Delivery by Buyer. If this Agreement is canceled for any reason, except Seller's willful default hereunder, Buyer agrees to deliver to Seller upon payment by Seller to Buyer of Buyer's cost thereof, copies of those investigations, studies and/or tests which Buyer may have elected to obtain.

     9. THE SURVEY. Buyer, at Buyer's cost, shall cause a certified ALTA survey of the Real Property, Building and Improvements (the "Survey") to be completed by a surveyor licensed in the State of Alabama and delivered to Escrow Agent and Seller, whereupon the legal description in the Survey shall control over the description in Exhibit A attached hereto to the extent they may be inconsistent. The Survey shall set forth the legal description and boundaries of the Property and all easements, encroachments and improvements thereon.

     10. IRS SECTION 1445. Seller shall furnish to Buyer in escrow by COE a sworn affidavit (the "Non-Foreign Affidavit") stating under penalty of perjury that Seller is not a "foreign person" as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the "Code"). If Seller does not timely furnish the Non-Foreign Affidavit, Buyer may withhold (or direct Escrow Agent to withhold) from the Earnest Money Deposit and/or the Additional Funds, an amount equal to the amount required to be so withheld pursuant to Section 1445(a) of the Code, and such withheld funds shall be deposited with the Internal Revenue Service as required by such Section 1445(a) and the regulations promulgated thereunder. The amount withheld, if any, shall nevertheless be deemed to be part of the Purchase Price paid to Seller.

     11. DELIVERY OF POSSESSION. Seller shall deliver possession of the Property to Buyer at COE subject only to the rights of Tenant under the Lease as approved by Buyer as part of Buyer's Diligence.

     12. BUYER'S CONDITIONS PRECEDENT. In addition to all other conditions precedent set forth in this Agreement, Buyer's obligations to perform under this Agreement and to close escrow are expressly subject to the following:

          (i) the delivery by Seller to Escrow Agent, for delivery to Buyer at COE, of the executed original Transfer Documents;

          (ii) the issuance of the Owner's Policy (or a written commitment therefor) subject only to those matters approved or deemed approved by Buyer pursuant to this Agreement;

          (iii) the delivery by Seller to Buyer at COE of all security deposits and pre-paid/abated rents under the Lease in the form of a credit in favor of Buyer against the Additional Funds;

          (iv) the deposit by Seller with Buyer prior to expiration of the Study Period of (i) an original estoppel certificate naming Buyer (or its designee) and Wachovia Bank, National Association as addressees, which certificate must be reasonably acceptable to Buyer, in Tenant's standard form, without any punch list items

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remaining, and (ii) a subordination, non-disturbance and attornment agreement, in form and substance reasonably acceptable to Tenant, for the benefit of Wachovia Bank, National Association, both executed by Tenant under the Lease;

          (v) the deposit with Escrow Agent and Buyer prior to the expiration of the Study Period of an executed waiver by Tenant of any right of first refusal under the Lease;

          (vi) the deposit with Escrow Agent of an executed final lien waiver by the general contractor, an executed affidavit of Seller and such other documentation as may be reasonably required by Escrow Agent to allow for the deletion of the mechanics' lien exception from the Owner's Policy;

          (vii) the delivery by Seller to Buyer of the final Certificate of Occupancy for the Improvements;

          (viii) the delivery by Seller to Buyer of an architect's affidavit in the form attached hereto as Exhibit G;

          (ix) the delivery by Seller to Buyer of the leasehold title insurance policy provided to Tenant pursuant to the Lease, if any;

          (x) the deposit with Escrow Agent of a letter from Seller to Tenant requesting that future rent under the Lease be paid to Buyer;

          (xi) delivery of the SEC Filing Information (as hereinafter defined) and the SEC Filings Letter (as hereinafter defined) by Seller to Buyer not less than five (5) days prior to COE; and

          (xii) delivery to Buyer of originals of the Lease, the Contracts, and Permits, if any, in the possession of Seller or Seller's agents and any correspondence with respect thereto, together with such non-proprietary leasing and property manuals, files and records which are material in connection with the continued operation, leasing and maintenance of the Property.

If the foregoing conditions have not been satisfied by the specified date or COE as the case may be, then Buyer shall have the right, at Buyer's sole option, by giving written notice to Seller and Escrow Agent, to cancel this Agreement, whereupon the Earnest Money Deposit plus interest shall be paid immediately by Escrow Agent to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement.

     13. SELLER'S WARRANTIES. Seller hereby represents and warrants to Buyer as of the Effective Date and again as of COE that:

          (i) there are no unrecorded leases (other than the Lease), liens or encumbrances which may affect title to the Property;

          (ii) to the best of Seller's knowledge, no notice of violation has been issued with regard to any applicable regulation, ordinance, requirement, covenant, condition or restriction relating to the present use or occupancy of the Property by any person, authority or agency having jurisdiction; and, if any such notice of violation is issued subsequent to the Effective Date of this Agreement and prior to COE Seller may, at Seller's sole option, immediately correct any claimed violations and bear all expenses, fees or related expenditures in connection therewith arising from or being related to a time prior to COE either directly or by credit to the Additional Funds due at COE;

          (iii) to the best of Seller's knowledge, there are no intended public improvements which will or could result in any charges being assessed against the Property which will result in a lien upon the Property;

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          (iv) to Seller's knowledge, after due inquiry, there is no impending or contemplated condemnation or taking by inverse condemnation of the Property, or any portion thereof, by any governmental authorities;

          (v) there are no suits or claims pending or, to the best of Seller's knowledge, threatened with respect to or in any manner affecting the Property, nor does Seller know of any circumstances which should or could reasonably form the basis for any such suits or claims which have not been disclosed in writing to Buyer by Seller;

          (vi) Seller has not entered into and there is not existing any other agreement, written or oral, under which Seller is or could become obligated to sell the Property, or any portion thereof, to a third party and Seller will not enter into nor execute any such agreement without Buyer's prior written consent;

          (vii) Seller has not and will not, without the prior written consent of Buyer, take any action before any governmental authority having jurisdiction thereover, the object of which would be to change the present zoning of or other land-use limitations, upon the Property, or any portion thereof, or its potential use, and, to the best of Seller's knowledge, there are no pending proceedings, the object of which would be to change the present zoning or other land-use limitations;

          (viii) this transaction will not in any way violate any other agreements to which Seller is a party;

          (ix) Seller has full power and authority to execute, deliver and perform under this Agreement as well as under the Transfer Documents, specimens of which are attached hereto as Exhibits;

          (x) prior to COE or any earlier termination of this Agreement, Seller will not enter into or execute any, employment, management or service contract with respect to the Real Property without Buyer's prior written consent, which consent shall not be unreasonably withheld, provided that any such contract so entered by Seller with Buyer's consent shall provide that such contract can be terminated by Seller, or Seller's successor, at any time without penalty, upon not more than 30 days' prior written notice to the other party thereto. When any such contracts are fully executed, Seller shall deliver a copy thereof to Buyer;

          (xi) no default of Seller exists under any of the Contracts and, to Seller's knowledge after due inquiry, no default of the other parties exists under any of the Contracts. Between the Effective Date and COE, or any earlier termination of this Agreement, Seller, without Buyer's prior written consent which consent will not be unreasonably withheld, shall not amend, modify or terminate any Contract or waive any substantial right thereunder;

          (xii) if, at any time after the end of the Study Period and prior to COE, Buyer delivers at least 5 days' prior written demand to Seller requesting that Seller send a written notice terminating a Contract, Seller shall promptly do so, provided, however, that such notice shall provide that: [a] the termination effected thereby is subject to COE taking place; [b] as to the Contract, the effective date of the termination shall be in accordance with the Contract being terminated thereby; and, [c] Seller shall fully and timely pay to the other party to the Contract being terminated all termination costs or penalties which may be required in accordance with the Contract being terminated;

          (xiii) no consent of any third party is required in order for Seller to enter into this Agreement and perform Seller's obligations hereunder. Without limiting the generality of the foregoing, to Seller's knowledge after due inquiry, no consent of any third party is required in order for Seller to assign to Buyer the approved Contracts or the Lease;

          (xiv) except for any item to be prorated at COE in accordance with this Agreement, all bills or other charges, costs or expenses arising out of or in connection with or resulting from Seller's use, ownership, or operation of the Property up to COE shall be paid in full by Seller;

          (xv) all general real estate taxes, assessments and personal property taxes that have become due with respect to the Property (except for those that will be prorated at COE) have been paid or will be so paid by Seller prior to COE;

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          (xvi) between the Effective Date and COE or any earlier termination of this Agreement, Seller shall not execute or enter into any lease, or terminate, amend, modify, extend or waive any rights under the Lease without Buyer's prior written consent, which consent may be withheld at Buyer's discretion;

          (xvii) Seller agrees that, between the Effective Date and COE or any earlier termination of this Agreement, Seller shall, at its sole cost:

               [a] continue to operate the Property as heretofore operated by Seller subject to Buyer's rights under this Agreement to direct specific activities of Seller;

               [b] maintain or cause the Tenant to maintain the Property in its current condition and perform required and routine maintenance and make replacements of the Property that are tangible property (whether real or personal) and perform repairs or make replacements to any broken, defective or dysfunctional portions of the Property that are tangible property (whether real or personal) as the relevant conditions require;

               [c] pay or cause the Tenant to pay (as applicable) prior to COE, all sums due for work, materials or services furnished or otherwise incurred in the ownership, use or operation of the Property up to COE;

               [d] comply or cause the Tenant to comply with all governmental requirements applicable to the Property;

               [e] except as required by a governmental agency, not place or permit to be placed on any portion of the Real Property any new improvements of any kind or remove or permit any improvements to be removed from the Real Property without the prior written consent of Buyer.

               [f] not restrict, rezone, file or modify any development plan or zoning plan or establish or participate in the establishment of any improvement district with respect to all or any portion of the Real Property without Buyer's prior written consent; and,

               [g] without Buyer's prior written consent, Seller shall not, by voluntary or intentional act or omission to act, further cause or create any easement, encumbrance, or mechanic's or materialmen's liens, and/or similar liens or encumbrances to arise or to be imposed upon the Property or any portion thereof that effects title thereto;

          (xviii) Seller has no actual knowledge that there exists or has existed, and Seller itself has not caused any generation, production, location, transportation, storage, treatment, discharge, disposal, release or threatened release upon, under or about the Property of any Hazardous Materials. "Hazardous Materials" shall mean any flammables, explosives, radioactive materials, hazardous wastes, hazardous and toxic substances or related materials, asbestos or any material containing asbestos (including, without limitation, vinyl asbestos tile), or any other substance or material, defined as a "hazardous substance" by any federal, state, or local environmental law, ordinance, rule or regulation including, without limitation, the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Federal Hazardous Materials Transportation Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, and the rules and regulations adopted and promulgated pursuant to each of the foregoing;

          (xix) to Seller's actual knowledge, there is not now, nor has there ever been, on or in the Property underground storage tanks, any asbestos-containing materials or any polychlorinated biphenyls, including those used in hydraulic oils, electric transformers, or other equipment. Seller hereby assigns to Buyer, effective as of COE, all claims, counterclaims, defenses, or actions, whether at common law, or pursuant to any other applicable federal or state or other laws which Seller may have against any third parties relating to the existence of any Hazardous Materials in, at, on, under or about the Property (including Hazardous Materials released on the Property prior to COE and continuing in existence on the Property at COE);

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          (xx) to the best of Seller's knowledge there are no proceedings pending for the increase of the assessed valuation of the Real Property;

          (xxi) should Seller receive notice or knowledge of any information regarding any of the matters set forth in this Article 13 after the Effective Date and prior to COE, Seller shall immediately notify Buyer of the same in writing; and

          (xxii) all representations made in this Agreement by Seller shall survive the execution and delivery of this Agreement and COE for a period of one
(1) year. Seller shall and does hereby indemnify against and hold Buyer harmless from any loss, damage, liability and expense, together with all court costs and attorneys' fees which Buyer may incur, by reason of any material misrepresentation by Seller or any material breach of any of Seller's warranties during said one (1) year period. Seller's indemnity and hold harmless obligations shall survive COE for a period of one (1) year.

     14. BUYER'S WARRANTIES. Buyer hereby represents to Seller as of the Effective Date and again as of COE that:

          (i) Buyer has full power and authority to execute, deliver and perform under this Agreement as well as under the Transfer Documents, specimens of which are attached hereto as Exhibits;

          (ii) there are no actions or proceedings pending or to Buyer's knowledge, after due inquiry, threatened against Buyer which may in any manner whatsoever affect the validity or enforceability of this Agreement or any of the documents, specimens of which are attached hereto as Exhibits;

          (iii) the execution, delivery and performance of this Agreement and the Transfer Documents, specimens of which are attached hereto as Exhibits, have not and will not constitute a breach or default under any other agreement, law or court order under which Buyer is a party or may be bound;

          (iv) should Buyer receive notice or knowledge of any information regarding any of the matters set forth in this Article 14 after the Effective Date and prior to COE, Buyer will immediately notify Seller of the same in writing; and

          (v) all representations made in this Agreement by Buyer shall survive the execution and delivery of this Agreement and COE for a period of one (1) year. Buyer shall and does hereby indemnify against and hold Seller harmless from any loss, damage, liability and expense, together with all court costs and attorneys' fees, if awarded by a court of law, which Seller may incur, by reason of any material misrepresentation by Buyer or any material breach of any of Buyer's warranties during said one (1) year period. Buyer's indemnity and hold harmless obligations shall survive COE for a period of one (1) year.

     15. RENTS AND DEPOSITS. Seller and Buyer agree that, in addition to all other conditions and covenants contained herein, Seller shall deposit with Buyer and Escrow Agent on the day immediately prior to COE Tenant's security deposit and advance rents paid/abatements, if any, and a statement as to the date to which all rents have been paid.

     16. BROKER'S COMMISSION. Concerning any brokerage commission, the Parties agree as follows:

          (i) the Parties warrant to one another that they have not dealt with any finder, broker or realtor in connection with this Agreement except The Lennox/Massell Companies ("Seller's Broker");

          (ii) if any person shall assert a claim to a finder's fee or brokerage commission on account of alleged employment as a finder or broker in connection with this Agreement (including Seller's Broker), the Party under whom the finder or broker is claiming shall indemnify and hold the other Party harmless from and against any such claim and all costs, expenses and liabilities incurred in connection with such claim or any action or proceeding brought on such claim, including, but not limited to, counsel and witness fees and court costs in defending against such claim. The provisions of this Subparagraph 16(ii) shall survive cancellation of this Agreement or COE; and

          (iii) Seller shall be responsible for payment of a commission to Seller's Broker pursuant to a separate written agreement between Seller and Seller's Broker, which commission shall be paid at COE.

     17. CLOSE OF ESCROW. COE shall be on or before 5:00 p.m. MST on the fifteenth (15th) day after the commencement of rent under the Lease, or such earlier date as Buyer may choose by giving not less than five (5) days prior written notice to Seller and Escrow Agent.

          17.1 Buyer may extend the COE date for up to an additional thirty (30) days upon delivery of written notice to extend the COE date to Escrow Agent prior to the original COE date and by depositing an additional, non-refundable Twenty-Five Thousand and no/100 Dollars ($25,000.00) of earnest money with Escrow Agent. For purposes of this Agreement, any additional earnest money deposited with Escrow Agent pursuant to this Paragraph 17.1 shall be added to and become a part of the Earnest Money Deposit.

     18. ASSIGNMENT. This Agreement may not be assigned by Seller or Buyer without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Buyer may assign its rights under this Agreement to an affiliate without seeking or obtaining Seller's consent.

     19. RISK OF LOSS. Seller shall bear all risk of loss, damage or taking of the Property which may occur prior to COE. In the event of any loss, damage or taking prior to COE, Buyer may, at Buyer's sole option, by written notice to Seller and Escrow Agent, cancel this Agreement whereupon the Earnest Money Deposit plus interest shall be paid immediately by Escrow Agent to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation hereunder. In the alternative, Buyer may attempt to negotiate an appropriate downward adjustment of the Price. If Seller and Buyer cannot agree upon such a downward adjustment within a reasonable period (not to exceed ten (10) days from the date Buyer receives notice of the loss) Buyer may cancel this Agreement as provided above. If Buyer waives any such loss or damage to the Property and closes escrow, Seller shall at COE and as a condition precedent thereto, pay Buyer or credit Buyer against the Additional Funds the amount of any insurance or condemnation proceeds, or assign to Buyer, as of COE and in a form acceptable to Buyer, all rights or claims for relief to the same.

     20. REMEDIES.

          20.1 Seller's Breach. If Seller breaches this Agreement, Buyer may, at Buyer's sole option, either: (i) by written notice to Seller and Escrow Agent, cancel this Agreement whereupon the Earnest Money Deposit plus interest shall be paid immediately by Escrow Agent to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation hereunder; or, (ii) seek specific performance against Seller in which event COE shall be automatically extended as necessary. Notwithstanding the foregoing, if specific performance is unavailable as a remedy to Buyer because of Seller's affirmative acts, Buyer shall be entitled to pursue all rights and remedies available at law or in equity.

          20.2 Buyer's Breach. If Buyer breaches this Agreement, as its sole remedy Seller shall be entitled to retain the Earnest Money Deposit in accordance with Subparagraph 5(ii) as Seller's agreed and total liquidated damages. Seller hereby waives any right to seek any equitable or legal remedies against Buyer.

     21. ATTORNEYS' FEES. If there is any litigation to enforce any provisions or rights arising herein in accordance with Paragraph 20.1, the unsuccessful party in such litigation, as determined by the court, agrees to pay the successful party, as determined by the court, all costs and expenses, including, but not limited to, reasonable attorneys' fees incurred by the successful party, such fees to be determined by the court.

     22. NOTICES.

          22.1 Addresses. Except as otherwise required by law, any notice required or permitted hereunder shall be in writing and shall be given by personal delivery, or by deposit in the U.S. Mail, certified or registered, return receipt requested, postage prepaid, addressed to the Parties at the addresses set forth below, or at such other address as a Party may designate in writing pursuant hereto, or tested telex, or telegram, or telecopies (fax), or any express or overnight delivery service (e.g., Federal Express), delivery charges prepaid:

if to Seller:         NOM ENTERPRISE, LLC
                      3841 Green Hills Village Drive, Suite 400
                      Nashville, TN 37215
                      Attn: Mr. Mark Banks
                      Tel.: (615) 269-5444
                      Fax: (615) 383-6866

if to Buyer:          Series C, LLC
                      2555 E. Camelback Road, Suite 400
                      Phoenix, AZ 85016
                      Attn: Legal Department
                      Tel.: (602) 778-8700
                      Fax: (602) 778-8780

with copies to:       Bennett Wheeler Lytle & Cartwright, PLC
                      3838 North Central Avenue, Suite 1120
                      Phoenix, AZ 85012
                      Attn: Kevin T. Lytle, Esq.
                      Tel.: (602) 445-3434
                      Fax: (602) 266-9119

If to Escrow Agent:   Fidelity National Title Insurance Company
                      40 North Central Avenue, Suite 2850
                      Phoenix, AZ 85004
                      Attn: Ms. Mary Garcia
                      Tel.: (602) 343-7571-0511
                      Fax: (602) 343-7564

          22.2 Effective Date of Notices. Notice shall be deemed to have been given on the date on which notice is delivered, if notice is given by personal delivery, telex, telegrams or telecopies, and on the date of delivery or refusal of delivery, if mailed or delivered by overnight carrier, if used. Notice shall be deemed to have been received on the date on which the notice is received, if notice is given by personal delivery. If escrow has opened, a copy of any notice given to a party shall also be given to Escrow Agent by regular U.S. Mail or by any other method provided for herein.

     23. CLOSING COSTS. Seller and Buyer agree to pay closing costs as indicated in this Agreement and in the escrow instructions attached hereto as Exhibit H, and by this reference incorporated herein (the "Escrow Instructions"). At COE, Seller shall pay (i) the costs of releasing all liens, judgments, and other encumbrances that are to be released and of recording such releases, (ii) one-half of the fees and costs due Escrow Agent for its services, (iii) the transfer tax associated with the sale of the Property, if any, and (iv) all other costs to be paid by Seller under this Agreement. Except as otherwise provided for in this Agreement, Seller and Buyer will each be solely responsible for and bear all of their own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors incurred at any time in connection with pursuing or consummating the transaction contemplated herein. Real estate taxes shall be prorated based upon the current valuation and latest available tax rates. All prorations shall be calculated through escrow as of COE based upon the latest available information, including, without limitation, a credit to Buyer for any rent prepaid by Tenant for the period beginning with and including the date on which the closing occurs through and including the last day of the month in which the closing occurs. All other credits to Buyer shall be similarly prorated. Any other closing costs not specifically designated as the responsibility of either Party in the Escrow Instructions or in this Agreement shall be paid by Seller and Buyer according to the usual and customary allocation of the same by Escrow Agent. Seller agrees that all closing costs payable by Seller shall be deducted from Seller's proceeds otherwise payable to Seller at COE. Buyer shall deposit with Escrow Agent sufficient cash to pay all of Buyer's closing costs. Except as provided in this Article 23, Seller and Buyer shall each bear their own costs in regard to this Agreement.

          23.1 Post-Closing Adjustment. If after COE, the parties discover any errors in adjustments and apportionments or additional information becomes available which would render the closing prorations materially inaccurate, the same shall be corrected as soon after their discovery as possible. The provisions of this Paragraph 23.1 shall survive COE except that no adjustment shall be made later than two (2) months after COE unless prior to such date the Party seeking the adjustment shall have delivered a written notice to the other Party specifying the nature and basis for such claim. In the event that such claim is valid, the Party against whom the claim is sought shall have ten (10) days in which to remit any adjustment due. Notwithstanding anything to the contrary herein, real estate taxes may be adjusted, if necessary, upon receipt by either party of the final tax bill for the year in which COE occurs.

          23.2 Instructions. This Agreement, together with the Escrow Instructions, shall constitute escrow instructions for the transaction contemplated herein. Such escrow instructions shall be construed as applying principally to Escrow Agent's employment.

     24. ESCROW CANCELLATION CHARGES. If escrow fails to close because of Seller's default, Seller shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close because of Buyer's default, Buyer shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close for any other reason, Seller and Buyer shall each be liable for one-half of any cancellation charges of Escrow Agent. The provisions of this Article 24 shall survive cancellation of this Agreement.

     25. APPROVALS. Concerning all matters in this Agreement requiring the consent or approval of any Party, the Parties agree that any such consent or approval shall not be unreasonably withheld unless otherwise provided in this Agreement.

     26. Intentionally Omitted.

     27. ADDITIONAL ACTS. The Parties agree to execute promptly such other documents and to perform such other acts as may be reasonably necessary to carry out the purpose and intent of this Agreement.

     28. GOVERNING LAW/JURISDICTION/VENUE. This Agreement shall be governed by and construed or enforced in accordance with the laws of the State of Alabama.

     29. CONSTRUCTION. The terms and provisions of this Agreement represent the results of negotiations among the Parties, each of which has been represented by counsel of its own choosing, and neither of which has acted under any duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and the Parties each hereby waive the application of any rule of law which would otherwise be applicable in connection with the interpretation and construction of this Agreement that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed Agreement or any earlier draft of the same.

     30. TIME OF ESSENCE. Time is of the essence of this Agreement. However, if this Agreement requires any act to be done or action to be taken on a date which is a Saturday, Sunday or legal holiday, such act or action shall be deemed to have been validly done or taken if done or taken on the next succeeding day which is not a Saturday, Sunday or legal holiday, and the successive periods shall be deemed extended accordingly.

     31. INTERPRETATION. If there is any specific and direct conflict between, or any ambiguity resulting from, the terms and provisions of this Agreement and the terms and provisions of any document, instrument or other agreement executed in connection herewith or in furtherance hereof, including any Exhibits hereto, the same shall be consistently interpreted in such manner as to give effect to the general purposes and intention as expressed in this Agreement which shall be deemed to prevail and control.

     32. HEADINGS. The headings of this Agreement are for reference only and shall not limit or define the meaning of any provision of this Agreement.

     33. FAX AND COUNTERPARTS. This Agreement may be executed by facsimile and/or in any number of counterparts. Each party may rely upon any facsimile or counterpart copy as if it were one original document.

     34. INCORPORATION OF EXHIBITS BY REFERENCE. All Exhibits to this Agreement are fully incorporated herein as though set forth at length herein.

     35. SEVERABILITY. If any provision of this Agreement is unenforceable, the remaining provisions shall nevertheless be kept in effect.

     36. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties and supersedes all prior agreements, oral or written, with respect to the subject matter hereof. The provisions of this Agreement shall be construed as a whole and not strictly for or against any Party.

     37. SEC S-X 3-14 Audit. Seller acknowledges that Buyer may elect to assign all of its right, title and interest in and to this Agreement to a company that is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended ("Registered Company"), promoted by the Buyer or to an affiliate of a Registered Company (a "Registered Company Affiliate"). In the event Buyer's assignee under this Agreement is a Registered Company or a Registered Company Affiliate, the Registered Company will be required to make certain filings with the U.S. Securities and Exchange Commission required under SEC Rule 3-14 of Regulation S-X (the "SEC Filings") that relate to the most recent pre-acquisition fiscal year (the "Audited Year") for the Property. To assist the Registered Company with the preparation of the SEC Filings, Seller agrees to provide Buyer and the Registered Company with financial information regarding the Property for the Audited Year requested by Buyer, the Registered Company, and/or Buyer's or the Registered Company's auditors. Such information may include, but is not limited to, bank statements, operating statements, general ledgers, cash receipts schedules, invoices for expenses and capital improvements, insurance documentation, and accounts receivable aging related to the Property ("SEC Filing Information"). Seller shall deliver the SEC Filing Information requested by Buyer, the Registered Company and/or Buyer's or the Registered Company's auditors prior to the expiration of the Study Period, and Seller agrees to cooperate with Buyer, the Registered Company and Buyer's or the Registered Company's auditors regarding any inquiries by Buyer, the Registered Company and Buyer's or the Registered Company's auditors following receipt of such information, including delivery by Seller of an executed representation letter prior to COE in form and substance requested by Buyer's or the Registered Company's auditors ("SEC Filings Letter"). A sample SEC Filings Letter is attached to the Purchase Agreement as Exhibit I; however, Buyer's and/or the Registered Company's auditors may require additions and/or revisions to such letter following review of the SEC Filing Information provided by Seller. Seller consents to the disclosure of the SEC Filing Information in any SEC Filings by the Registered Company. Buyer shall reimburse Seller for Seller's reasonable costs associated with providing the SEC Filing Information. The provisions of this Section 37 shall survive the COE for a period of one (1) year.

     IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the Effective Date.

SELLER:                                 NOM ENTERPRISE, LLC

                                        By: Corporate General, Inc., its Manager


                                        By: /s/ Mark McDonald
                                            ------------------------------------
                                        Name: Mark McDonald
                                        Its: Vice President


BUYER:                                  SERIES C, LLC


                                        By: /s/ John M. Pons
                                            ------------------------------------
                                        Name: John M. Pons
                                        Its: Authorized Officer

                            ESCROW AGENT'S ACCEPTANCE

     The foregoing fully executed Agreement together with the Earnest Money Deposit is accepted by the undersigned this 25th day of October, 2005, which for the purposes of this Agreement shall be deemed to be the date of Opening of Escrow. Escrow Agent hereby accepts the engagement to handle the escrow established by this Agreement in accordance with the terms set forth in this Agreement.

                                       FIDELITY NATIONAL TITLE INSURANCE COMPANY


                                       By /s/ M. Burton
                                          --------------------------------------
                                       Name M. Burton
                                       Its Asst. Commercial Escrow Officer

                        ASSIGNMENT OF PURCHASE AGREEMENT

                         NOM ENTERPRISE, LLC, AS SELLER
                                       AND
                             SERIES C, LLC, AS BUYER

     ASSIGNOR, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, does hereby assign all of its right, title and interest in that certain Purchase Agreement (the "Purchase Agreement") described herein, to ASSIGNEE and its successors and assigns. The Purchase Agreement is described as follows:

     DATE OF AGREEMENT:   October 25, 2005

     ORIGINAL BUYER:      Series C, LLC

     ASSIGNED TO:         Cole RA Enterprise AL, LLC

     PROPERTY ADDRESS:    901 Rucker Boulevard, Enterprise, AL 36330

     ASSIGNOR acknowledges that it is not released from any and all obligations or liabilities under said Purchase Agreement with the exception of the earnest money deposit which is currently in escrow.

     ASSIGNEE hereby agrees to assume and be responsible for all obligations and liabilities under said Purchase Agreement. This Assignment shall be in full force and effect upon its full execution.

     Executed this 26th day of January, 2006.

ASSIGNOR:                               ASSIGNEE:

SERIES C, LLC,                          COLE RA ENTERPRISE AL, LLC, a Delaware
an Arizona limited liability company    limited liability company

                                        By: Cole REIT Advisors II, LLC, a
                                            Delaware limited liability company,
                                            its Manager


By: /s/ John M. Pons                    By: /s/ John M. Pons
    ---------------------------------       ------------------------------------
    John M. Pons                            John M. Pons, Senior Vice President
    Authorized Officer